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                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Employee Equity Incentive Plan of our report dated March 3, 2000, except for Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Annual Report (Form 10-K) of Brooks Automation, Inc. for the year ended September 30, 2000, and in the Current Report (Form 8-K) of Brooks Automation, Inc. dated August 20, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Woodland Hills, California
November 19, 2001